Exhibit 3.1


                RESTATED AND AMENDED ARTICLES OF INCORPORATION OF
                           ALLIED DEVICES CORPORATION
                    (now known as DEEP WELL OIL & GAS, INC.)

         Pursuant to the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes (NRS), specifically, NRS 78.622 titled Reorganization under federal law: Powers of corporation, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, these Restated and Amended Articles of Incorporation are made by the above-named Corporation having recently emerged from Chapter 11 bankruptcy.

         The undersigned President of the Corporation and its Chairman of the Board, its only officer and director, also an assignee of the entity known as "Champion," and pursuant to a certain "Order Confirming Liquidating Plan of Reorganization" of the United States Bankruptcy Court in and for the Eastern District of New York dated September 10, 2003, and signed by U.S. Bankruptcy Judge Melanie L. Cyganowski, in the matter titled In re: Allied Devices Corporation, et al., Chapter 11, Case No. 03-80962-511, a certified copy of which has been provided to the Secretary of State, hereby affirms and confirms the following post-bankruptcy Restated and Amended Articles of Incorporation:

                         ARTICLE ONE - NAME AND DURATION

           The name of the corporation (hereinafter "Corporation") was "ALLIED DEVICES CORPORATION" but the name is hereby changed to "DEEP WELL OIL & GAS, INC." The Corporation shall have perpetual existence.

                         ARTICLE TWO - PREEMPTIVE RIGHTS

         No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a stockholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the capital stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to stockholders pursuant to NRS ss. 78.265, titled Preemptive rights of stockholders in corporations organized before October 1, 1991, or a successor statute.

                         ARTICLE THREE - CAPITALIZATION

         The number of shares the Corporation is authorized to issue is fifty million (50,000,000) shares, having a par value of one mill or one tenth cent ($0.001) per share, and the Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences.


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         The Corporation is prohibited from issuing nonvoting equity securities to the extent required by section 1123(a)(6) of the United States Bankruptcy
Code.

         The total number of issued and outstanding common capital shares, prior to the filing of this document with the Secretary of State is 5,048,782. Pursuant to the Bankruptcy Court's Plan of Reorganization, these shares are hereby reverse-split one (1) for every thirty (30) shares.

                         ARTICLE FOUR -- GOVERNING BOARD

         The governing board of the Corporation shall be styled as a "Board of Directors" and any member of said Board shall be styled as a "Director."

         The number of members constituting Board of Directors of the Corporation is a minimum of at least one (1), and the name and address, either residence or business, of the currently existing single member of the Board of Directors, and the Corporation's only officer, is Mr. David Roff whose address is 31 Walmer Road, Unit 6, Toronto, Ontario M5R 2W7 Canada

         The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the remaining directors, though less than a quorum.

                 ARTICLE FIVE -- ELIMINATING PERSONAL LIABILITY

         The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

                         ARTICLE SIX -- INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                            ARTICLE SEVEN -- PURPOSE

         The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under Nevada law. At present, the reorganized Corporation intends to engage in the oil and gas business.

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             ARTICLE EIGHT -- AMENDMENT OF ARTICLES OF INCORPORATION

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         To the full extent permitted under Nevada law, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation's Articles of Incorporation. The Board of Directors may also take action to change the Corporation's capitalization, such as a reverse-stock split or forward split, so long as it does not require an amendment to the Corporation's Articles of Incorporation.

                   ARTICLE NINE -- CONTROL SHARES ACQUISITIONS

         The Corporation expressly opts-out of, or elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS ss.ss.
78.378 through 78.3793 inclusive--all as permitted under NRS ss. 78.378.1.

                        ARTICLE TEN -- COMBINATIONS WITH
                             INTERESTED STOCKHOLDERS

         The Corporation expressly opts-out of, and elects not to be governed by, the "Combinations with Interested Stockholders" provisions contained in NRS ss.ss. 78.411 through 78.444, inclusive--all as permitted under NRS ss. 78.434.

                    ARTICLE ELEVEN -- CONFLICTS OF INTEREST

         To the full extent contemplated by Nevada law, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

                            ARTICLE TWELVE -- BY-LAWS

         By-laws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under Nevada law.

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         Regarding the legality of, or authority to file, these Restated and
Amended Articles of Incorporation of the Corporation, the undersigned hereby certifies as follows:
         In the "Order Confirming Liquidating Plan of Reorganization" of the United States Bankruptcy Court in and for the Eastern District of New York dated September 10, 2003, and signed by U.S. Bankruptcy Judge Melanie L. Cyganowski, in the matter titled In re: Allied Devices Corporation, et al., Chapter 11, Case No. 03-80962-511, the U.S. Bankruptcy Court has given the undersigned, as the Corporation's only director and officer and also, as the assignee of Champion, broad powers to amend the Corporation's Articles of Incorporation to effectuate and implement the Court's Plan of Reorganization. These include but are not limited to the following, which are set specifically forth on p. 6 through 7 of the Court's Order:
                  1. "The present management and Board of Directors of the Debtor are hereby terminated without further action required by any parties and David Roff is hereby appointed as Chairman of the Board of Directors of New Allied [the new Corporation emerging from bankruptcy], and Champion shall appoint such other directors, as Champion, in its sole discretion deems appropriate."
                  2. "All Class 4 Interests [common stockholder interests] in the Debtor shall be immediately deemed to be reversed at a ratio of 30:1, based on the existence of 5,048,782 shares, without further action required by any party."
                  3. "Champion is herewith authorized to amend the Articles of Incorporation and Bylaws of New Allied to (i) effect a quasi-reorganization for accounting purposes, (ii) provide the maximum indemnification or other protections to New Allied's officers and directors that is allowed under applicable law, (iii) conform to the provisions of the Plan and this Confirmation Order, (iv) set the authorized New Stock [stock to be issued after emergence from bankruptcy] at fifty (50) million, post-reverse split, and (v) take all action necessary and appropriate to carry out the terms of the Plan."

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                  4. "The Board of Directors of New Allied is herewith
authorized, without seeking or obtaining shareholder approval to take any and all actions necessary or appropriate to effectuate any amendments to New Allied's Certificate of Incorporation and/or Bylaws called for under the Plan and the Board of Directors and officers of New Allied are hereby authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish the same."

         Based on the provisions of the Bankruptcy Court's Order and Plan of Reorganization quoted above and the authority provided by NRS 78.622 titled Reorganization under federal law: Powers of corporation, these Restated and Amended Articles of Incorporation have been duly and lawfully adopted in accordance with Nevada law.

         IN WITNESS WHEREOF, the undersigned hereby certifies that, as set forth above, he has been authorized by the U.S. Bankruptcy Court in and for the Eastern District of New York and, as the lawful assignee of Champion, to execute these Restated and Amended Articles of Incorporation of what is now DEEP WELL OIL & GAS, INC., formerly ALLIED DEVICES CORPORATION, on this day of October, 2003; further, this document correctly sets forth the text of the articles of incorporation as amended to the date hereof.




                                 -----------------------------------------------
                                 David Roff, President and Chairman of the Board


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